Exhibit 10 (hh)

Norfolk Southern Corporation Long-Term Incentive Plan
Award Agreement

Non-Qualified Stock Option

    This AGREEMENT dated as of /$GrantDate$/ (Award Date), between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and /$ParticipantName$/ (Participant), Employee ID No. /$UserText1$/.

1.Award Contingent Upon Execution of this Agreement and of Non-Compete. This Award is contingent upon the Participant’s execution of this Agreement and the associated non-compete agreement (Non-Compete Agreement), which is a condition precedent to this Award. This Award shall be void, and the Participant shall not be entitled to any rights hereunder, unless the Participant executes this Agreement and the Non-Compete Agreement on or before /$AcceptByDate$/, and thereafter fully complies with their terms. The Participant will be paid the first Dividend Equivalent payable under Section 4 of this Agreement only if the Participant executes this Agreement and the Non-Compete Agreement on or before [__], 2024.

2.Terms of Plan Govern. The Award made hereunder is made pursuant to the Norfolk Southern Corporation Long-Term Incentive Plan (Plan), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement. The Participant agrees to be bound by all the terms and conditions of the Plan and this agreement, and by all determinations of the Committee thereunder. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

3.Award of Non-Qualified Stock Option. The Corporation hereby grants to the Participant on Award Date a Non-Qualified Stock Option (NQSO) to purchase /$AwardsGranted$/ shares of the Corporation’s Common Stock at a price of /$GrantPrice$/ per share. However, if the Participant’s employment is terminated by reason of the Retirement of the Participant before December 31, 2024, then a portion of this Option shall be forfeited immediately. The portion to be forfeited under this paragraph will be determined by dividing the number of shares subject to this NQSO by 12, multiplying the result by the number of full months in which the Participant was not employed by the Corporation during 2024, and then rounding to the nearest whole share.

(a)Duration of Option. This Option (to the extent not earlier exercised) will expire at 11:59 p.m. on /$ExpirationDate$/, being ten years from the Award Date. However, this Option is subject to earlier termination if the Participant’s employment with the Corporation or a Subsidiary Company is terminated for a reason other than Disability or death, as follows: (i) if the Participant’s employment is terminated because of the Participant’s Retirement, the Option shall expire on the earlier of 11:59 p.m. on /$ExpirationDate$/, or 11:59 p.m. on the date that is five years after date of the Participant’s Retirement; (ii) if the Participant’s employment is terminated for a “Qualifying Termination” (as defined under the Norfolk Southern Executive Severance Plan), the Option shall expire at the close of business on the last day of active service by the Participant with the Corporation or a Subsidiary Company, or (iii) if the Participant’s employment is terminated for any reason other than Retirement or a Qualifying Termination (as defined under the Norfolk Southern Executive Severance Plan), the Option shall expire 30 days after the last day of active service by the Participant with the Corporation or a Subsidiary Company. If the Participant is granted a leave of absence and his or her employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence, the Option grant shall expire at the close of business 30 days after the Participant’s last day of employment with the Corporation or a Subsidiary Company.

Notwithstanding the foregoing, if the Participant Engages in Competing Employment within a period of two years following Retirement or Disability, the term of this Option shall terminate immediately, and all rights of the Participant to such Options shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company. A Participant “Engages in Competing Employment” if the Participant, in any state in which the Corporation provided rail services during Participant’s employment with the Corporation, works for or provides the same or similar services Participant provided on behalf of the Corporation for any Competitor. For this purpose, a “Competitor” is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.

In addition, notwithstanding the foregoing, the term of this Option shall terminate immediately, and all rights of the Participant to such Options shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company, if:
i.the Participant’s employment is terminated by reason of the Retirement or Disability of the Participant, and
ii.it is determined that the Participant engaged in any of the following:
A.the Participant engaged in an act of fraud, embezzlement, or theft in connection with the Participant’s duties or in the course of the Participant’s employment with the Corporation or Subsidiary Company; or
B.the Participant disclosed confidential information in violation of a confidentiality agreement with the Corporation or a Subsidiary Company, or otherwise in violation of the law.

A determination under this paragraph shall be made by the Committee with respect to a participant who was, at any time, employed at the level of Vice President or above, and this determination shall be made by the Vice President Human Resources with respect to all other participants, and in either situation upon consultation with the Corporation’s chief legal officer.

Participant understands that nothing in this Agreement (1) prohibits or impedes Participant from reporting possible violations of federal law or regulation to any governmental agency or entity (including but not limited to the Department of Justice, the Securities and Exchange Commission (SEC), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Participant to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.

(b)Vesting and Exercise of Option. Once vested, this Option may be exercised in whole or in part at any time or times prior to its expiration. Except in the case of Retirement or death, one-quarter of the Options will vest and become exercisable in installments over four years from the Award Date on each annual anniversary of the Award Date. Notwithstanding the foregoing, if the Participant’s employment with the Corporation or a Subsidiary Company is terminated by reason of the Participant’s Retirement or death before the fourth anniversary of the Award Date, the Participant (or, in the case of death, the Participant’s Beneficiary) may first exercise this Option on the later of the first anniversary of the Award Date or the effective date of the Participant’s Retirement or death. Notice of the exercise of all or any part of this Option shall be given in the manner prescribed by the Secretary of the Corporation. Such notice shall be irrevocable, shall specify the number of shares to be purchased and the purchase price to be paid therefore, and must be accompanied by the payment of the purchase price as provided in paragraph 3(c) herein. Upon the exercise of such Option, the Common Stock purchased will be distributed.

(c)Payment of Option Price. The purchase price of Common Stock upon exercise of this Option shall be paid in full to the Corporation at the time of the exercise of the Option in cash or by the surrender to the Corporation of shares of previously acquired Common Stock which shall have been held by the Participant for at least six months and which shall be valued at Fair Market Value on the date the Option is exercised, or by a combination of cash and such Common Stock.

(d)Nontransferability. This Option may be exercised during the lifetime of the Participant only by the Participant, and following death only by the Participant’s Beneficiary. If a Beneficiary dies after the Participant dies but before the Option is exercised and before such rights expire, such rights shall become assets of the Beneficiary’s estate. Except as provided in this paragraph, Options may not be assigned or alienated, whether voluntarily or involuntarily including, without limitation, under any domestic relations order, and any such attempted assignment or alienation shall be null, void, and of no effect.

4.Dividend Equivalent Payments. Except as otherwise provided herein, the Corporation shall make to the Participant who holds an unvested Option under this Agreement on the declared record date a cash payment on the outstanding unvested shares of Common Stock covered by this Option, in an amount equal to dividends declared by the Board of Directors of the Corporation and paid on Common Stock. If the employment of the Participant is terminated for any reason, including Retirement, Disability, or death, prior to the declared record date for any dividend, the Corporation shall have no further obligation to make any payments commensurate with dividends on shares of Common Stock covered by this Option. Each dividend equivalent shall be equal to the amount of the regular quarterly dividend, and payable on or about the date on which the Corporation pays the regular quarterly dividend on its Common Stock in accordance with the Corporation’s normal dividend payment practice as may be determined by the Committee, in its sole discretion. Dividend equivalent payments shall not be made during a Participant’s leave of absence.

5.Savings Clause for Rules of Professional Responsibility. Nothing contained in this Agreement will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Georgia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

6.Recoupment. The Participant acknowledges that the Corporation shall recover from any Participant all or any portion of any exercised Options to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or as provided under the Corporation’s supplemental clawback policy, as may be in effect from time to time.

7.Governing Law. The Participant agrees that this Award shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. The Participant consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The Participant agrees that any and all initial judicial actions related to this Award shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, or the Georgia State-wide Business Court, regardless of the place of Participant’s residence or work location at the time of such action.

    IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement by his or her electronic acceptance hereof, in acceptance of the above-mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

                 By:
                        NORFOLK SOUTHERN CORPORATION

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2024 Non-Compete Agreement
Associated With Award Agreement Under
The Norfolk Southern Corporation Long-Term Incentive Plan

THIS AGREEMENT (the “Agreement”) is executed by and between /$ParticipantName$/ (“Employee”) and Norfolk Southern Corporation (“NS” or “Corporation”). Employee has received this Agreement in conjunction with an award agreement under the Norfolk Southern Corporation Long-Term Incentive Plan (“LTIP” or “Plan”). The term NS or Corporation includes NS’ subsidiaries and affiliated companies including, but not limited to, Norfolk Southern Railway Corporation and its rail subsidiaries.

WHEREAS, Employee is a participant in the LTIP and is eligible to receive an award under such Plan, subject to certain terms and conditions of that Plan; and

WHEREAS, execution of this Agreement is a condition precedent to Employee’s receipt of an award under the LTIP; and

WHEREAS, Employee acknowledges that he or she has been afforded at least 14 days to review the Agreement, and that he or she has been advised to consult with an attorney before signing this Agreement; and

WHEREAS, Employee is willing to enter into this Agreement and deliver same to NS to satisfy that condition in order to receive an award under the LTIP.

NOW THEREFORE the parties hereto do hereby covenant and agree as follows:

1.NS agrees that, upon Employee executing this Agreement, Employee will be provided an award under the LTIP on the terms and conditions set forth in an Award Agreement and will continue to receive confidential NS business and operational information as required by the duties of his or her position.

2.Employee agrees that the LTIP award is consideration for entering into this Agreement and that in consideration of the award Employee will abide by the covenants and obligations contained in this Agreement.

3.Employee agrees that (i) during the term of his or her employment, and (ii) for a period of one (1) year thereafter (irrespective of the reason for such separation, whether voluntary or involuntary) (the “Restricted Period”), Employee will not, within the Territory, on his or her own behalf or in the service of or on behalf of others, work for or provide services to any Competitor of the Corporation wherein Employee would be performing or providing the same or similar services that Employee provided or performed on behalf of the Corporation. The term “Competitor” means any North American Class I rail carrier (including, without limitation, a holding or other company that controls or operates, or is controlled by or under common control with, any North American Class I rail carrier). The term “Territory” means every state in which NS provided rail services during the last two years of Employee’s employment with NS.

4.Unless done on behalf of NS, during the Restricted Period, Employee shall not solicit, recruit, entice, or persuade any current employee of the Corporation located within the Territory, and with whom Employee had contact, to leave the employment of the Corporation in order to work for or provide services for any company other than the Corporation.
5.Unless done on behalf of NS, during the Restricted Period, Employee shall not solicit, contact, attempt to divert, or appropriate any customer or account of the Corporation with which Employee had Material Contact, for the purpose of “providing the same or similar services as provided by the Corporation” to that customer or account. The phrase “providing the same or similar services as provided by the Corporation” means being in the same or closely related line of business as the Corporation for or on behalf of a competitor of the Corporation. “Material Contact” means contact between Employee and a customer or account: (1) with whom or which Employee dealt on behalf of the Corporation; (2) whose dealings with the Corporation were coordinated or supervised by Employee; (3) about whom Employee obtained “confidential or proprietary information” in the ordinary course of business as a result of Employee’s association with the Corporation; or (4) who receives products or services authorized by the Corporation, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Corporation within two (2) years prior to the date of Employee’s termination.

6.Unless done on behalf of NS, during the Restricted Period, and within the Territory, Employee shall not provide services to any customer or account of the Corporation with which Employee had Material Contact, for the purpose of “providing the same or similar services as provided by the Corporation” to that customer or account.

Nothing contained in the above paragraphs will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Georgia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

7.Employee covenants and agrees that any confidential or proprietary information acquired by him or her during his or her employment with the Corporation (including information of or concerning a customer of the Corporation) is the exclusive property of the Corporation, and Employee acknowledges that he or she has no ownership interest or right of any kind to said property. Except as otherwise required by law, Employee agrees that during his or her employment with the Corporation and after the termination of that employment, and irrespective of the reason for such separation, whether voluntary or involuntary, he or she will not, either directly or indirectly, use, access, disclose, or divulge to any unauthorized party, for his or her own benefit or to the detriment of the Corporation, any confidential or proprietary information of the Corporation which he or she may have acquired or been provided during his or her employment with the Corporation, whether or not developed or compiled by the Employee, and whether or not Employee was authorized to have access to such information. Nothing herein shall affect Employee’s obligations as set forth in the award agreement between Employee and the Corporation.

For the purposes of the above, the term “confidential or proprietary information” includes, without limitation, the identity of or other facts relating to the Corporation, its customers and accounts, its marketing strategies, financial data, trade secrets, other intellectual property, or any other information acquired by the Employee as a result of his or her employment with the Corporation such that if such information were disclosed, such disclosure could act to the prejudice of the Corporation. The term “confidential or proprietary information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Corporation. The term “unauthorized party” means any firm, entity (including governmental entities), or person (whether outsiders or employees of the Corporation), who is not specifically authorized by the Corporation to receive such confidential or proprietary information.

Employee agrees that if he or she believes that he or she is required by law or otherwise to reveal any confidential or proprietary information of the Corporation, he or she or his or her attorney, except as otherwise prohibited by law, will promptly contact NS’s Law Department prior to disclosing such information in order that the Corporation can take appropriate steps to safeguard the disclosure of such confidential and proprietary information.

Nothing in this paragraph or Agreement should be construed, either expressly or by implication, as limiting the maximum protections which may be available to the Corporation under appropriate state and federal common law or statute concerning the obligations and duties of the Employee to protect the Corporation’s property and/or confidential and proprietary information, including, but not limited to, under the federal Uniform Trade Secrets Act, the Defend Trade Secrets Act, the Virginia Uniform Trade Secrets Acts, or the Georgia Trade Secrets Act. Employee also acknowledges his or her duty to refrain from any action which would harm or have the potential to harm the Corporation, or the Corporation’s customers, including, but not limited to, breaching the fiduciary duties Employee owes the Corporation, both during the Employee’s employment and after the termination of that employment.

Employee understands that nothing in this Agreement (1) prohibits or impedes Employee from reporting possible violations of federal law or regulation to any governmental agency or entity (including but not limited to the Department of Justice, the Securities and Exchange Commission (SEC), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Employee to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.

Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

8.If Employee breaches any portion of this Agreement, Employee agrees that: (a) the Corporation would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Corporation; and (c) if the Corporation seeks injunctive relief to enforce this Agreement, Employee shall waive and shall not (i) assert any defense that the Corporation has an adequate remedy at law with respect to the breach, (ii) require that the Corporation submit proof of the economic value of any confidential or proprietary information, or (iii) require the Corporation to post a bond or any other security. Accordingly, in the event of a breach or a threatened breach by Employee of this Agreement, the Corporation shall be entitled to an injunction in a court of law restraining Employee from such breach or threatened breach, as well as recovery of its costs and reasonable attorneys’ fees. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Employee.

9.The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to Georgia’s choice of law rules. Employee consents to the personal jurisdiction of the federal and/or state courts serving the State of Georgia and waives any defenses of forum non conveniens. The parties agree that any and all judicial actions instituted under this Agreement or relating to its enforceability shall only be brought in the United States District Court for the Northern District of Georgia, Atlanta Division, the Georgia State-wide Business Court or Fulton County Superior Court, regardless of the place of Employee’s residence or work location at the time of such action.

10.Each provision and sub-provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or sub-provision of this Agreement shall be adjudged to be invalid under applicable law, the remainder of the Agreement is severable and shall continue in full force and effect. Should a court of competent jurisdiction declare any of the provisions of this Agreement invalid or unenforceable, the parties acknowledge and agree that the court may revise or reconstruct such invalid or unenforceable provisions to better effectuate the parties’ intent to reasonably restrict the activity of the Employee to the greatest extent afforded by law and needed to protect the business interests of the Corporation.

11.Employee understands and agrees that nothing in this Agreement creates a contract of employment for any specific duration. The obligations contained in this Agreement shall survive the termination of the Employee’s employment with the Corporation, however caused, and irrespective of the existence of any claim or cause of action by the Employee against the Corporation.

12.This Agreement is effective as of the date of the Employee’s electronic acceptance of both this Agreement and the corresponding Award Agreement(s) under LTIP. The terms of this Agreement (and all associated remedial provisions of this Agreement) shall continue until cancelled by a subsequent written agreement between the parties.
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